UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SURMODICS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
THOMAS W. STRAUSS
JEFFREY M. SOLOMON
DAVID DANTZKER, M.D.
JEFFREY A. MECKLER
JEFFREY C. SMITH

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2

On November 17, 2010, Ramius LLC (“Ramius”) issued the following press release:

Ramius Reports 12% Ownership In SurModics

Delivers Letter to SurModics Board of Directors

Cites Long-Term Underperformance of the Company's Business and Stock Price

Announces Nomination of Three Highly Qualified Director Nominees for Election at SurModics' 2011 Annual Meeting

NEW YORK, Nov. 17, 2010 -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today reported a 12% ownership stake in SurModics, Inc. (the "Company") (Nasdaq:SRDX - News) and disclosed that it delivered a letter to the SurModics Board of Directors.  In the letter, Ramius cites the long-term underperformance of the Company's business and stock price.  Ramius also announced today it has nominated three highly qualified director nominees for election at the Company's 2011 Annual Meeting.

Ramius further expressed in the letter that it believes a negotiated resolution that results in a mutually agreeable, reconstituted Board is in the best interests of the Company's shareholders.  To that end, Ramius stated its belief that its proposed nominees have the necessary experience and desire to assist the Company in promptly determining the appropriate strategy to address the long-term underperformance of the Company's business and stock price.

The full text of the letter follows:

To the Board of Directors:

As reported this morning in a 13D filing with the Securities and Exchange Commission, Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC, and certain of its affiliates (collectively, "Ramius") owns approximately 12.0% of the shares outstanding of SurModics, Inc. ("SurModics" or the "Company"), making us the Company's largest shareholder.  On November 10, 2010, we nominated three directors for election at the Company's 2011 Annual Meeting (the "Meeting").  These nominees are highly qualified and stand ready to assist the Company in promptly determining the appropriate strategy to address the long-term underperformance of SurModics' business and stock price.

SurModics stock price has materially underperformed the market.  As shown in the table below, SurModics has declined approximately 65%, 83%, and 79% in the last one-, three-, and five-year periods, respectively.

	Stock Performance
	1 year	3 year	5 year
SurModics Inc.	-64.8%	-83.3%	-78.5%
Russell 2000 Index	17.1%	-8.3%	5.7%
NASDAQ Index	12.1%	-6.3%	11.2%

We believe this decline is, in large part, due to continued poor operating performance driven by failed growth investments, failed acquisitions, and excessive spending.  As shown in the table below, from fiscal year 2006 to 2010 total revenue was flat while SG&A expense grew by 85.8%.  We estimate that non-customer R&D expense also grew by 15.3% during that time.  In total, the Company's operating expenses grew by 79.8% from fiscal year 2006 to 2010 while revenue flat-lined.  As a result, adjusted operating profit declined by 83.5%.

Historical Operating Performance				($ millions)
Fiscal year ended September 30,	2006	2010	Change ($)	Change (%)
Trial Revenue	$69.9	$69.9	$0.0	0.0%
Customer R&D	(4.8)	(18.1)	(13.3)	274.3%
Internal R&D	(15.5)	(17.9)	(2.4)	15.3%
SG&A	(9.9)	(18.5)	(8.5)	85.8%
Trial Operating Expenses	(30.3)	(54.5)	(24.2)	79.8%
Adjusted Operating Profit	$36.2	$6.0	$(30.2)	-83.5%

Note: Revenue excludes one-time gains. Operating expenses exclude one-time charges and include stock compensation expense. Customer R&D/Internal R&D breakdown based on Ramius internal estimates.

Based on SurModics' recently reported fourth quarter results, it appears that both management and the Board do not have a strong grasp on the serious business issues facing the Company.  Further, we believe the 36.5% decline in stock price since reporting fourth quarter results demonstrates that shareholders have become increasingly uncomfortable with the direction of the Company.

SurModics is now at a critical juncture.  Management and the Board need assistance in determining the right strategic direction for the Company and the right path forward to improve shareholder value.  Our nominees have the necessary experience and desire to work constructively with management and the Board to address these issues and to assist in identifying and retaining a new Chief Executive Officer to lead the Company.  We believe a negotiated resolution that results in a mutually agreeable reconstituted Board is in the best interests of all shareholders.

We appreciate your willingness to meet with us later today and look forward to having an active and productive dialogue.  As the largest shareholder of SurModics, we have a strong vested interest in the performance of the Company and hope to work constructively with management and the Board to unlock value for all shareholders.

Best Regards,

Jeffrey C. Smith

Ramius LLC

Contact:
Ramius LLC
Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ramius Value and Opportunity Advisors LLC (“Value and Opportunity Advisors”), an affiliate of Ramius, has nominated a slate of three director nominees for election at the 2011 annual meeting of shareholders of SurModics, Inc. (the “Company”).

VALUE AND OPPORTUNITY ADVISORS, RAMIUS AND THE OTHER PARTICIPANTS (AS DEFINED BELOW) ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ ANY PROXY STATEMENT AND OTHER PROXY MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The Participants in a proxy solicitation involving the Company would include Value and Opportunity Advisors, Ramius, Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), Cowen Overseas Investment LP (“COIL”), Ramius Advisors, LLC, Cowen Group, Inc., RCG Holdings LLC, C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., Jeffrey A. Meckler and Jeffrey C. Smith (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Ramius with the Securities and Exchange Commission on November 17, 2010, as may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 2,088,760 shares of Common Stock of the Company, consisting of (i) 1,566,567 shares of Common Stock owned directly by Value and Opportunity Master Fund and (ii) 522,193 shares of Common Stock owned directly by COIL.

Media Contact:

Peter Feld / Ramius LLC / (212) 201-4878

Gavin Molinelli / Ramius LLC / (212) 201-4828